Berkshire Capital Securities LLC
535 Madison Avenue ● 19th Floor ● New York, New York 10022
Tel: (212) 207-1000 Fax: (212) 207-1019
www.berkcap.com

February 2, 2007

PERSONAL AND CONFIDENTIAL

Highbury Financial Inc.
999 Eighteenth Street, Suite 3000
Denver, CO 80202

Attention:	Mr. Richard S. Foote
President and Chief Executive Officer

Ladies and Gentlemen:

Berkshire Capital Securities LLC (“Berkshire Capital”) is pleased to have been retained by Highbury Financial Inc. (the “Company”) to act as a non-exclusive financial advisor in connection with a proposed acquisition transaction or series of acquisition transactions by the Company. This letter agreement confirms our understanding of the terms of our engagement.

Our task will be to work closely with designated Company personnel on opportunities identified by the Company in structuring, negotiating and assisting in the completion of a proposed acquisition transaction or series of acquisition transactions of companies (including divisions, subsidiaries and other business units of companies) that the Company may acquire. Any such company, division, subsidiary or other business unit designated by both the Company and Berkshire Capital in writing from time to time as subject to this letter agreement is a “Target.” We will assist the Company in analyzing appropriate values that may be paid in an acquisition transaction with selected Targets and analyze with the Company various forms an acquisition transaction may take. We then will advise the Company as to strategies for negotiating with prospective Targets and will work with the Company in approaching and initiating discussions with prospective Targets and participating in negotiations. If an agreement in principle is reached with a prospective Target, we will assist the Company in negotiating a definitive purchase agreement and closing the transaction.

For purposes of this letter agreement, the term “acquisition transaction” means (1) any merger, consolidation, reorganization, joint venture or other transaction resulting in all or a portion of the business of a Target being combined with that of the Company or any entity controlled by or under common control with the Company (an “Affiliate”), or (2) the acquisition, directly or indirectly, of a greater than 25% equity interest in the Target, or of all or a portion of the assets of the Target, by the Company or an Affiliate, whether any such acquisition transaction is achieved in one or a series of transactions.

Highbury Financial Inc.
February 2, 2007

This engagement letter may be terminated by the Company or Berkshire Capital at any time upon six months’ written notice.

If a definitive agreement with respect to an acquisition transaction is executed with a Target during the term of this engagement letter or within a two-year period following the termination of this engagement letter, which acquisition transaction is subsequently consummated, the Company agrees to pay Berkshire Capital a success fee at closing equal to the greater of (a) the sum of 3.0% of the first $15 million of the aggregate consideration in such acquisition transaction and 1.0% of the aggregate consideration in such acquisition transaction in excess of $15 million; or (b) $600,000, payable upon the closing of the acquisition transaction. As used in this letter agreement, the term “consideration” means an amount equal to the sum of all consideration paid and payable in connection with the acquisition transaction, including, without limitation and without duplication, (i) all cash; (ii) the amount of all debt, guaranty obligations, capital lease obligations, unfunded pension obligations or other off balance sheet obligations assumed, whether contractually, by operation of law or otherwise; (iii) the face amount of any promissory notes or other debt instruments issued to the seller; (iv) the fair market value, as determined by Berkshire Capital and the Company, of any securities issued or other property conveyed by the Company or an Affiliate of the Company; (v) the value of any above-market employment, noncompetition, nonsolicitation or consulting agreements entered into in connection with the acquisition transaction; (vi) the value of any above-market retention bonus pool established by the Company for the benefit of the employees of the Target or any of its affiliates; and (vii) in the case of any contingent payment arrangement, the net present value of the likely amount payable, as determined by Berkshire Capital and the Company. If an acquisition transaction provides for the transfer of all or a portion of the assets of the Target or any of its affiliates, but the retention of other assets of the transferor, including, but not limited to cash, cash equivalents, investments or receivables, such retained assets shall nevertheless be deemed to be part of the consideration paid by the Company in connection with such acquisition transaction if such retained assets have been utilized in the operation of the business of the Target or any of its affiliates and the Company or an Affiliate of the Company replaces such retained assets at or immediately following the closing of such acquisition transaction.

If the Company enters into a definitive agreement relating to an acquisition transaction, the Company agrees to pay Berkshire Capital an interim fee of $200,000, to be credited against the success fee. In addition, the Company agrees to reimburse Berkshire Capital, upon request made from time to time, for its reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred in connection with this assignment.

The Company will provide Berkshire Capital (and will request each prospective Target to provide Berkshire Capital) with all information and materials that Berkshire Capital may reasonably request in order to perform its duties as financial advisor. The Company understands and acknowledges that Berkshire Capital will rely primarily on the information provided by the Company and any such prospective Target, and on information available from public sources, in performing its duties under this letter agreement, and that Berkshire Capital shall be entitled to rely on the accuracy and completeness of such information without independent investigation. Berkshire Capital will not disclose or use any such Confidential Information in whole or in part, in any manner, for any purpose other than in connection with the performance of its duties as financial advisor under this letter agreement, except (a) as may be required by law, regulation, judicial or administrative process, (b) to the extent such information shall have otherwise become publicly available other than as the result of a disclosure by Berkshire Capital in breach of the restrictions set forth in this sentence, (c) to the extent such information is already rightfully known by Berkshire Capital, (d) to the extent such information is independently developed by Berkshire Capital without use of, or reference to, such information or (e) to the extent such information is provided by a third party not known to be bound by an obligation of confidentiality to the Company. “Confidential Information” means (i) all information provided by or on behalf of the Company or its Affiliates, or the agents or other representatives of any of them, to Berkshire Capital relating to this engagement, which ought reasonably under the circumstances be treated as confidential, and (ii) the evaluations, compilations, notes, studies or other documents prepared by Berkshire Capital in furtherance of performing its duties as financial adviser under this letter agreement.

Highbury Financial Inc.
February 2, 2007

The Company agrees to indemnify Berkshire Capital and its directors, officers, members, employees and agents and each of their respective affiliates (Berkshire Capital and each such person referred to herein as an “indemnified party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which any indemnified party may become subject under any applicable federal or state law or otherwise, related to or arising out of any acquisition transaction or the performance by Berkshire Capital of services under this letter agreement, and will reimburse such indemnified party for all expenses (including reasonable counsel fees and expenses) incurred in connection with the defense of any pending or threatened claim, action or proceeding, and in pursuing any claim for indemnification or reimbursement under this letter agreement. If for any reason the foregoing indemnification is unavailable to Berkshire Capital or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Berkshire Capital as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its Affiliates on the one hand and Berkshire Capital on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and Berkshire Capital with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The Company will not be liable under this paragraph to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from Berkshire Capital’s willful misconduct or gross negligence. The Company agrees that no indemnified party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to or arising out of any acquisition transaction or the performance by Berkshire Capital of services under this letter agreement, except to the extent any losses, claims, damages or liabilities are found in a final judgment by a court of competent jurisdiction to have resulted from Berkshire Capital’s willful misconduct or gross negligence.

The Company agrees that Berkshire Capital has been retained to act as the Company’s financial advisor and in such capacity shall act as an independent contractor.

Except as required by applicable law, any advice provided by Berkshire Capital under this Agreement shall not be disclosed publicly or made available to third parties without the prior written approval of Berkshire Capital, and, accordingly, such advice shall not be relied upon by any person or entity other than the Company; provided, however, that such advice, and the relationship between the Company and Berkshire Capital, may be disclosed in registration statements, reports, proxy statements and other filings made by the Company with the Securities and Exchange Commission, or in any such document, or similar disclosure document, disseminated to the stockholders of the Company in accordance with applicable securities laws, including, without limitation, the rules of the Securities and Exchange Commission.

Highbury Financial Inc.
February 2, 2007

The provisions relating to the payment of fees and expenses and indemnification, reimbursement and contribution shall survive termination of Berkshire Capital’s engagement.

This letter agreement contains our entire agreement with respect to the performance by Berkshire Capital of services for the Company and supersedes any prior understandings and agreements. It is understood that Berkshire Capital’s responsibility to the Company is solely contractual in nature and that Berkshire Capital does not owe the Company, or any other party, any non-contractual duty as a result of this engagement. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

If the above correctly sets forth our agreement and meets with your approval, please confirm by signing and returning the enclosed copy of this letter at your earliest convenience.

We look forward to working with you on this project. If you should have any questions, please do not hesitate to get in touch with me.

Very truly yours,
BERKSHIRE CAPITAL SECURITIES LLC

By:	/s/ Mitchell S. Spector
Mitchell S. Spector
Managing Director

Confirmed and accepted as of
the date first written above:

HIGHBURY FINANCIAL INC.

By:	/s/ Richard S. Foote
Richard S. Foote
President and Chief Executive Officer